Exhibit 10.2

Notice of Grant of restricted stock UNIT Award

and Award Agreement

#ParticipantName# Grant Date: #GrantDate#

Grant Type: RSU

Award No.: #ClientGrantID#

Effective #GrantDate#, you have been granted an award of #QuantityGranted# Restricted Stock Units (“Award”) under the Devon Energy Corporation 2022 Long-Term Incentive Plan. Each Restricted Stock Unit that vests entitles you to one share of Devon Energy Corporation (the “Company”) Common Stock. This Award is restricted until the vesting date shown below.

Vesting Date % of Shares to Vest

Day Immediately Following the Date of Grant* 100%

*Notwithstanding the foregoing, the vesting of the Award is contingent on your acceptance of the Award by 12:00 PM Houston, Texas time on the day immediately following the Date of Grant; provided, however, that if you do not affirmatively decline acceptance of the Award by 12:00 PM Houston, Texas time on the day immediately following the Date of Grant you will be deemed to have affirmatively accepted the Award on the day immediately following the Date of Grant.

This Award also entitles you to be paid Dividend Equivalents as set forth in the Award Agreement.

By accepting this agreement, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company's 2022 Long-Term Incentive Plan and the Award Agreement, both of which are attached and made a part of this document.

DEVON ENERGY CORPORATION

2022 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”) is entered into as of #GrantDate# (the “Date of Grant”), by and between Devon Energy Corporation, a Delaware corporation (the “Company”), and #ParticipantName# (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Devon Energy Corporation 2022 Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Participant is a nonemployee director of the Company and it is important to the Company that the Participant be encouraged to remain a director of the Company; and

WHEREAS, in recognition of such facts, the Company desires to award to the Participant #QuantityGranted# Restricted Stock Units subject to the terms and conditions of this Award Agreement and the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1.
The Plan. The Plan, a copy of which is attached hereto, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Award Agreement shall govern the rights of the Participant and the Company with respect to the Award.
2.
Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of #QuantityGranted# Restricted Stock Units, on the terms and conditions set forth herein and in the Plan. Each Restricted Stock Unit that vests entitles the Participant to one share of Common Stock.
3.
Terms of Award.
(a)
Restricted Stock Unit Account. The Company shall establish a bookkeeping account on its records for the Participant and shall credit the Participant’s Restricted Stock Units to the bookkeeping account.
(b)
Vesting. 100% of the Restricted Stock Units are scheduled to vest on the day immediately following the Date of Grant. Notwithstanding the foregoing, the vesting of the Restricted Stock Units is contingent on the Participant’s acceptance of the Award by 12:00 PM Houston, Texas time on the day immediately following the Date of Grant; provided, however, that if the Participant does not affirmatively decline acceptance of the Restricted Stock Units by 12:00 PM Houston, Texas time on the day immediately following the Date of Grant the Participant shall be deemed to have affirmatively accepted the Restricted Stock Units on the day immediately following the Date of Grant.
(c)
Voting Rights and Dividend Equivalents. The Participant shall not have any voting rights with respect to the Restricted Stock Units. The Participant shall be credited with dividend equivalents (“Dividend Equivalents”) with respect to each outstanding Restricted Stock Unit to the extent that any dividends or other distributions (in cash or other property) are declared and/or paid with respect to the

Exhibit 10.2

shares of Common Stock after the commencement of the Date of Grant (other than distributions pursuant to a share split, for which an adjustment shall be made as described in Section 10.1 of the Plan). Dividend Equivalents shall be credited to the bookkeeping account established on the records of the Company for the Participant and will vest subject to the same conditions as are applicable to the underlying Restricted Stock Units, and Dividend Equivalents will be [alt 1: paid in cash to the Participant reasonably promptly following such vesting or, with respect to dividends declared and/or paid thereafter, by December 31st of the calendar year in which the record date for such dividend occurs, unless payment as of such date is not practicable (but in no event later than March 15 of the calendar year following the year in which such vesting or record date occurs, as applicable)] / [alt 2: notionally invested in Company stock and paid in shares of Company stock at the same time as the payment of the Restricted Stock Units to which they relate]. Accordingly, Dividend Equivalents shall be forfeited to the extent that the Restricted Stock Units are forfeited or cancelled. No interest shall be credited on Dividend Equivalents.
(d)
Conversion of Restricted Stock Units; Delivery of Restricted Stock Units.
(i)
Payment in respect of vested Restricted Stock Units shall be made promptly following [alt 1: the Participant’s Termination Date] / [alt 2: [INSERT PAYMENT DATE ELECTED]] / [alt 3: the first to occur of the Participant’s Termination Date or [INSERT PAYMENT DATE ELECTED]][; provided, however, that in the event of the Participant’s death prior to such payment date, payment in respect of vested Restricted Stock Units shall be made as soon as practicable thereafter (but in no event later than 90 days following the Participant’s death)].
(ii)
All payments in respect of earned and vested Restricted Stock Units shall be made in freely transferable shares of Common Stock. No fractional shares of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Award Agreement shall be rounded down to the next whole share.
4.
Non-transferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge any Restricted Stock Unit or any interest therein in any manner whatsoever.
5.
Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered electronically, personally or mailed (U.S. mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.
6.
Binding Effect; No-Third-party Beneficiaries; Governing Law and Venue; Compliance with Law. This Award Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns except as may be limited by the Plan, and (ii) governed by and construed under the laws of the State of Delaware. This Award Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and each of their respective heirs, representatives, successors and permitted assigns. The issuance of shares of Common Stock, if any, to the Participant pursuant to this Award Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof. Any action arising out of, or relating to, any of the provisions of this Award Agreement shall be brought only in the United States District Court for the Southern District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

Exhibit 10.2

7.
Company Policies. The Participant agrees that the Award, and the right to receive and/or retain any vested Restricted Stock Units or payments covered by this Award, will be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented from time to time by the Company’s Board of Directors, a duly authorized committee thereof or the Company, or as required by applicable law or any applicable securities exchange listings standards. By accepting this Award under the Plan, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such policy, law or standard. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid pursuant to this Award.
8.
Award Subject to Claims of Creditors. The Participant shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary or Affiliated Entity by reason of the right to earn an Award (including Dividend Equivalents) under the Plan and this Award Agreement, and the Participant or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary or Affiliated Entity with respect to any rights under the Plan or this Award Agreement.
9.
Captions. The captions of specific provisions of this Award Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Award Agreement or the intent of any provision hereof.
10.
Counterparts. This Award Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form one agreement.
11.
Amendment. Except as permitted by the Plan, this Award Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.
12.
Entire Agreement. Except as otherwise provided herein, the Plan and this Award Agreement constitute the entire agreement between the Participant and the Company and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Award Agreement.
13.
Application of Section 409A of the Code. The Award covered by this Award Agreement is intended to be exempt from, or otherwise comply with the provisions of, Section 409A of the Code, and the regulations and other guidance promulgated thereunder (“409A”). Notwithstanding the foregoing or any other provision of this Award Agreement or the Plan to the contrary, if the Award is subject to the provisions of 409A (and not exempt therefrom), the provisions of this Award Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder constitute non-conforming “deferred compensation” subject to taxation under 409A, the Participant agrees that the Company may, without the Participant’s consent, modify the Award Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of 409A or to provide such payment or benefits in a manner that complies with the provisions of 409A such that they will not be subject to the imposition of taxes and/or

Exhibit 10.2

interest thereunder. If, at the time of the Participant’s separation from service (within the meaning of 409A), (A) the Participant is a specified employee (within the meaning of 409A and using the identification methodology selected by the Company from time to time) and (B) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of 409A) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in 409A in order to avoid taxes or penalties under 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date, but shall instead settle it, without interest, within 30 days after such six-month period. Each payment under the Award shall be treated as a right to a separate payment. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with 409A, and the Participant recognizes and acknowledges that 409A could potentially impose upon the Participant certain taxes and/or interest charges for which the Participant is and shall remain solely responsible.
14.
Definitions. Words, terms or phrases used in this Award Agreement shall have the meaning set forth in this Section 14. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning designated in the Plan.
(a)
“Award” has the meaning set forth in Section 2.
(b)
“Award Agreement” has the meaning set forth in the preamble.
(c)
“Company” has the meaning set forth in the preamble.
(d)
“Date of Grant” has the meaning set forth in the preamble.
(e)
“Date of Termination” means the first day occurring on or after the Date of Grant on which the Participant is not a member of the Board.
(f)
“Dividend Equivalent” has the meaning set forth in Section 3(c).
(g)
“Participant” has the meaning set forth in the preamble.
(h)
“Plan” has the meaning set forth in the recitals.
(i)
“Restricted Stock Unit” means a restricted stock unit granted under the Plan.

“COMPANY” DEVON ENERGY CORPORATION,

a Delaware corporation

“PARTICIPANT” #ParticipantName#